Exhibit 10.1

2002 STOCK OPTION AND RESTRICTED STOCK

AND UNIT AWARD PLAN, AS AMENDED

NON-QUALIFIED STOCK OPTION AGREEMENT

TIME-VESTING OPTIONS FOR DIRECTORS

This Non-Qualified Stock Option Agreement (this “Agreement”) is entered into as of [            ] (the “Grant Date”), between AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), and [            ] (the “Option Holder”).

Pursuant to the AnnTaylor Stores Corporation 2002 Stock Option and Restricted Stock and Unit Award Plan, as amended (the “Plan”), the Board of Directors of the Company (the “Board”) has determined that the Option Holder be granted an option under the Plan, upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Number and Price of Shares.    The Company hereby grants to the Option Holder an option (the “Option”) to purchase [            ] shares of its Common Stock (the “Option Shares”) at a price of [$                    ] per share (the “Option Price”).

2. Time of Exercise.    Subject to the provisions of Section 4 hereof, the right to purchase shares pursuant to the Option shall become exercisable in whole or in part, at any time and from time to time, commencing on the first anniversary of the Grant Date.

The foregoing notwithstanding, if an Acceleration Event shall occur prior to such first anniversary and prior to termination of the Option pursuant to Section 4 hereof, the Option Holder’s right to purchase Option Shares shall become exercisable immediately upon the occurrence of such event.

3. Method of Exercise.    The Option, or any part thereof, shall be exercised by written notice from the Option Holder to the Secretary of the Company specifying the number of Option Shares to be purchased (which must be a whole number of shares) and accompanied by payment in full of the Option Price for the shares being purchased. Such payment may be made (i) in cash, (ii) in shares of Common Stock having a Fair Market Value equal to such Option Price, (iii) in a combination of cash and shares, or (iv) through a “cashless exercise” procedure involving a broker. A minimum of one hundred (100) shares must be purchased each time the Option is exercised, unless the Option is being exercised with respect to all Option Shares available at such time for purchase hereunder. No shares shall be issued until full payment therefor has been received by the Company and the provisions of Section 8 hereof shall have been complied with, and the Option Holder shall have no rights as a stockholder of the Company in respect of such shares until the date of the issuance by the Company of a stock certificate or book entry representing such shares.

4. Term of the Option.

(a) The Option shall be exercisable, in accordance with the provisions of Sections 2 and 3 hereof, through the tenth anniversary of the Grant Date, unless terminated earlier as provided herein.

(b) Except as may be provided pursuant to paragraph (c) of this Section 4, if the Option Holder ceases to be a member of the Board of Directors of the Company for any reason (other than removal for cause), the Option may, to the extent otherwise exercisable pursuant to Section 2 above on the date of such separation from the Board, be exercised by the Option Holder at any time within one year after the date of separation, but in any event not beyond the date on which the Option would otherwise expire pursuant to paragraph (a) of this Section 4. The Option shall, to the extent not theretofore exercised or terminated, terminate upon the expiration of such one-year period. If, however, the Option Holder is removed for cause, then the Option shall terminate upon the date of separation from the Board.

(c) The period for exercise of the Option may be extended by, and in the sole discretion of, the Board in accordance with the Plan, but in any event not longer than the term set forth in paragraph (a) of this Section 4.

5. Non-Transferability.    The Option and the Option Holder’s rights hereunder shall not be transferable other than by will or the law of descent and distribution, and during the lifetime of the Option Holder the Option may be exercised only by the Option Holder or by the Option Holder’s guardian or legal representative.

6. No Guarantee of Continuing Relationship.    Nothing set forth herein or in the Plan shall confer upon the Option Holder any right of continued engagement as a Director, officer or employee for any period by the Company or any of its divisions or Subsidiary Corporations, or shall interfere in any way with the right of the Company or any such division or Subsidiary Corporation to terminate any such relationship.

7. Non-Qualified Stock Option.    No portion of the Option constitutes an Incentive Stock Option. The Option granted hereunder constitutes a Non-Qualified Stock Option.

8. Taxes upon Exercise of Options.    The Option Holder agrees that:

(a) no later than the date of any exercise of the Option, the Option Holder shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any federal, state or local taxes required by law to be withheld upon or in connection with such exercise; and

(b) the Company shall, to the extent permitted or required by law, have the right to deduct all federal, state and local taxes of any kind required by law to be withheld upon any exercise of the Option or from any payment of any kind otherwise due to the Option Holder with respect to the Option.

9. Failure to Enforce Not a Waiver.    The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10. Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

11. Stock Option Plan.    A copy of the Plan is attached hereto as Exhibit A. The Plan is hereby incorporated herein by reference and made a part of this Agreement, and this Agreement and the Option shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 10 of the Plan.

12. Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

ANNTAYLOR STORES CORPORATION		OPTION HOLDER

By:
	[ ]	[ ]
[ ]

Exhibit A

AnnTaylor Stores Corporation

2002 Stock Option and Restricted Stock and Unit Award Plan

(As Amended)

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